UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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PHILLIPS 66
(Name of Registrant as Specified in Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Elliott Investment Management L.P. and Gregory J. Goff have entered into an agreement providing for their coordination with respect to the Company and Elliott’s proxy solicitation in connection with the Company’s 2025 annual meeting of stockholders, through the conclusion of the meeting. The agreement includes provisions regarding confidentiality, regulatory reporting, and trading in the Company’s securities by Mr. Goff during the term of the agreement, among other things. Mr. Goff is not party to any other contract, arrangements or understandings with Elliott with respect to the Company or its securities. Mr. Goff has not received any compensation from Elliott, and will not receive any compensation from Elliott with respect to the Company or Elliott’s proxy solicitation (other than payment of expenses relating to the solicitation). Elliott intends to file a supplement to its definitive proxy statement including certain additional information regarding Mr. Goff.

On April 9, 2025, Mr. Goff issued the following press release including a letter to stockholders:

Energy Industry Veteran Gregory J. Goff Releases Letter to Fellow Phillips 66 Shareholders

Breakdown in board governance enabled the pursuit of a strategy that has not delivered for shareholders

Goff supports Elliott’s engagement with Phillips 66 to maximize long-term value for all shareholders

Elliott’s nominees will provide an infusion of independence and expertise in the Phillips 66 boardroom and ensure management is held to account

SAN ANTONIO, TX—Gregory J. Goff, a 40-year energy industry veteran and shareholder of Phillips 66 (NYSE: PSX), today released the following letter to his fellow Phillips 66 shareholders:

Dear Fellow Phillips 66 Shareholders,

I have made a $10 million investment in Phillips 66 because I am confident that with the right leadership, operating priorities and strategic focus, Phillips 66 can be a much stronger company — offering greater opportunities to its employees and significantly more value to its shareholders. I believe the slate of directors put forward by Elliott Investment Management can help the company unlock that potential.

During my nearly 30 years at ConocoPhillips, the predecessor company to Phillips 66, I developed an appreciation for the quality of the company’s assets and, more importantly, its people. However, it is my view that Phillips 66 has lost its way. I firmly believe the company can restore its prior stature as a leader in the energy industry, but only if it makes the kinds of operational and strategic changes that are urgently needed.

I have been disappointed by what I see as a breakdown in effective corporate governance at Phillips 66. I know from experience how critical it is for a company to have a strong Board — possessing both the independence and the expertise to question management’s assumptions about the business and consider the long-term implications of every decision. I don’t see evidence of that kind of culture today on the Phillips 66 Board.

For example, Phillips 66 has been pursuing a strategy for many years that emphasizes and grows midstream assets alongside its refining business, despite evidence that this structure isn’t delivering value for shareholders relative to the company’s more streamlined peers. A stronger Board would have questioned why these disparate businesses – which trade at different multiples, trapping shareholder value and diluting management focus – belong together. And it wouldn’t require outside pressure to initiate a review of alternatives that could unlock that value and create the focus required to improve operations.

For these reasons, I am supporting Elliott Investment Management in its engagement with Phillips 66. I believe Elliott's nominees to the Board — some of whom I know personally from my time at ConocoPhillips — have the potential to instill a new culture in the Phillips 66 boardroom. They would bring much-needed experience and, just as important, a mindset that approaches each critical decision by asking the question, “What’s going to create the most long-term value?”

I am motivated in part by the fact that Phillips 66 counts among its investors a large number of retail shareholders. These retirees, employees and other individual holders of Phillips 66 stock are counting on their investment to help them meet their financial goals. They deserve a Board that is fully committed to maximizing value on their behalf — one that works tirelessly to hold management accountable.

To be clear, given my other commitments, I am not seeking a formal role with the company. However, I am committed to helping Phillips 66 reach its full potential, and I would be open to supporting the company, should the Board see fit. I am choosing to devote my time and energy to this effort because I believe Phillips 66 is not only a strong investment, but also a company where my support for Elliott’s campaign can make a difference for employees and investors alike.

Sincerely,

Gregory J. Goff

About Gregory J. Goff

Gregory J. Goff is an accomplished industry veteran with a 40+ year track record of successfully managing and growing energy and energy-related businesses. He has significant experience in the areas of refining, marketing & logistics, trading, and exploration & production.

Mr. Goff was previously Chairman, President, and CEO of Andeavor (formerly known as Tesoro) from 2010 until its strategic combination with Marathon Petroleum in 2018. At Andeavor, Mr. Goff spearheaded a successful financial and operational transformation. Prior to joining Andeavor, Mr. Goff had a nearly 30-year career with ConocoPhillips, where he held various leadership positions in Exploration & Production, International Downstream, and Global Commercial Operations. Mr. Goff currently serves as CEO of Claire Technologies, Inc., a technology company providing low-carbon solutions to decarbonize the energy and transportation sectors.

Mr. Goff is currently a member of the board of directors of Avient (formerly PolyOne Corporation), and XEnergy, a private American nuclear reactor and fuel design engineering company. Additionally, he is the Founder of the Goff Strategic Leadership Institute at the University of Utah.

Media Contact:

Dan Gagnier

Gagnier Communications

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